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                                                               EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is entered into effective as of August ____, 1995 (the "Effective Date"), between Biotage, Inc. ("Biotage"), a Delaware corporation with its principal executive offices at 1500 Avon Street, Ext., Charlottesville, Virginia 22901, and Robert Ladner (the "Executive"), residing, at 3827 Green Valley Road, Ijahmvalle, Maryland, 21754.

                               ARTICLE 1. RECITALS

         1.1. BACKGROUND. Biotage desires to obtain the services of Executive to serve as Senior Vice President and Senior Science Officer of Protein Engineering Corporation, a Massachusetts corporation and the wholly-owned subsidiary of Biotage ("PEC"). Executive is willing to devote his time and render services to Biotage upon the terms and conditions set forth below.

                        ARTICLE 2. PROVISION OF SERVICES

         2.1. RETENTION OF EXECUTIVE, TERM. Subject to the terms and conditions hereof, Biotage agrees to retain Executive to perform the duties described in
Section 2.2 for the period commencing on the Effective Date and terminating on the third anniversary of the Effective Date, unless earlier terminated as herein provided.

         2.2. DUTIES. During the term of this Agreement, Executive agrees to devote his full time and efforts to his duties hereunder and to serve as Senior Vice President and Senior Science Officer of PEC. Executive agrees to perform the duties incident to the aforementioned office, including without limitation
(a) continuing to develop PEC's technology platform, (b) management of PEC's patent activities and other proprietary property and rights, (c) establishing and overseeing external collaborations and (d) preparing and submitting grant applications to various governmental and private funding agencies. Executive shall report to the President of PEC. The duties and title of Executive shall not be reduced without the agreement of Executive.

                               ARTICLE 3. PAYMENTS

         For all services to be rendered by Executive to Biotage pursuant to this Agreement, Biotage shall pay to Executive the amounts and provide for Executive the benefits set forth below:

         3.1. BASE SALARY. Biotage shall pay to Executive a base salary (the "Base Salary") of $125,000 per annum, payable in regular installments in accordance with Biotage's usual payment practices. The Base Salary shall be reviewed by the President of PEC at the end of
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each twelve (12) month period during the term of this Agreement; provided, however, that notwithstanding the foregoing, under no circumstances shall the Base Salary be reduced below the amount specified in the preceding sentence during the term of this Agreement.

         3.2. STOCK OPTIONS. Concurrently with the execution and delivery of this Agreement, Biotage will grant to Executive an option to purchase 55,000 shares of the Common stock, $.01 par value per share (the "Common Stock"), of Biotage at an option price equal to the current fair market value of such Common Stock. The options shall become exercisable with respect to 13,750 shares on the Effective Date and, with respect to the remaining 41,250 shares, 859 shares per month for forty-seven months commencing on September 1, 1995 and 877 shares in the forty-eighth month following the Effective Date. The options shall be subject to the terns and conditions set forth in Biotage's 1995 Equity Incentive Plan (the "Plan") and shall contain other terms and conditions as may be imposed by the Compensation Committee of the Board of Directors of Biotage.

         3.3. FRINGE BENEFITS. In addition to Executive's Base Salary, Biotage shall provide Executive medical Insurance (single coverage) with the right to purchase family coverage under the Biotage group insurance plan, together with such other benefits, including life and disability insurance, profit sharing and pension benefits, as are generally made available by Biotage to its full-time executive employees. Upon Executive's written request, Biotage shall reimburse Executive for that portion of the total cost of obtaining medical insurance from the employer of Executive's spouse which is attributable to Executive.

         3.4. VACATION. Executive shall be entitled to four (4) weeks of paid vacation per year, plus at least ten (10) paid national holidays as may be provided generally to Biotage's employees.

         3.5. PARTICIPATION IN FUTURE EQUITY INCENTIVE PLANS. Executive shall be entitled to participate, to the extent and in the manner determined by Biotage's Board of Directors in its absolute discretion, in any stock option, stock purchase or other equity incentive plans established by Biotage, it any, it being the understanding of Biotage and Executive that such participation would be for the purpose of providing Executive additional opportunities for equity participation in Biotage.

                          ARTICLE 4. EARLY TERMINATION

         4.1. EARLY TERMINATION. Executive's services hereunder shall terminate prior to the expiration of the term of this Agreement upon the occurrence of any of the following events:

               4.1.1. Executive's death or legal incapacity; or

               4.1.2. The termination of Executive's services hereunder by the Board of Directors of Biotage, at its option, to be exercised by written notice to Executive, upon Executive's other incapacity or inability to further perform

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               services as contemplated herein for a period aggregating ninety
               (90) days or more within any six (6) month period because Executive's physical or mental health shall have become impaired so as to make it impossible or impractical to perform the duties and responsibilities contemplated hereunder, or

               4.1.3. The termination of Executive's services hereunder by the Board of Directors of Biotage, at its option, to be exercised by written notice to Executive, in the event of Executive's gross neglect of duties hereunder or commission of an act of dishonesty or moral turpitude in connection with employment, as determined by such Board of Directors; or

               4.1.4. The termination of Executive's services hereunder by the Board of Directors of Biotage, at its option, which may be exercised with or without cause, to he exercised by delivery of ninety (90) days prior written notice from Biotage to Executive; or

               4.1.5. The termination of Executive's services hereunder by Executive to be exercised by delivery of ninety (90) days prior written notice from Executive to Biotage.

         4.2. PAYMENTS UPON EARLY TERMINATION. Notwithstanding any other provisions in this Agreement or any stock option agreement or stock restriction agreement between Executive and Biotage to the contrary:

               4.2.1. If Executive's services to Biotage terminate pursuant to
         Section 4.1.1. or 4.1.2., (a) all payments and benefits provided to Executive under this Agreement shall cease as of the date of termination and (b) all stock options and restricted stock in Biotage, if any, held by Executive on that date shall become immediately exercisable or vest, as the case may be, on that date.

               4.2.2. If Executive's services to Biotage terminate pursuant to
         Section 4.1.3. or 4.1.5, (a) all payments and benefits provided Executive under this Agreement shall cease as of the date of termination of employment and (b) all further vesting on all stock options and restricted stock in Biotage, if any, held by Executive on that date shall immediately cease as of the date of termination, and thereafter, such stock options shall be exercisable and such restricted stock shall be subject to repurchase by Biotage in accordance with their respective terms.

               4.2.3. If Executive's services to Biotage terminate pursuant to
         Section 4.l.4., (a) all payments and benefits provided to Executive under this Agreement shall continue until the date (the "Severance Date") twelve (12) months after the date of termination, (b) fifty percent (50%) of all unvested stock options and restricted stock in Biotage, if any, held by Executive on that date shall become immediately exercisable or vest, as the case may be, on that date and
         (c) all further vesting on all

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         of the remaining stock options and restricted stock in Biotage, if any, held by Executive on the date of termination of employment shall immediately cease, and thereafter, such stock options shall be exercisable and such restricted stock shall be subject to repurchase by Biotage in accordance with their respective terms.

              ARTICLE 5. COVENANTS AGAINST COMPETITION WITH BIOTAGE

         5.1. NON-SOLICITATION COVENANT. During the term that Executive provides services to Biotage under this Agreement and for a period of twelve
(12) months immediately following the termination of such services for any reason, Executive shall not directly or indirectly induce or attempt to induce any employees of Biotage to leave the employment of Biotage.

         5.2. NON-COMPETITION COVENANT. Executive agrees that (i) during the term that Executive provides services to Biotage under this Agreement and (ii) for a period (the "Non- competition Period") of twelve (12) months following the termination of such services pursuant to Section 4.1.3 or 4.1.5, Executive shall not directly or indirectly, except as a passive investor in publicly held companies, engage in competition with Biotage or any of its subsidiaries, or own or control any interest in, or act as director, officer or employee of, or consultant to, any firm, corporation or institution directly or indirectly engaged in competition with Biotage or any of its subsidiaries (including, without limitation, PEC).

               ARTICLE 6. INVENTIONS AND CONFIDENTIAL INFORMATION

         6.1. CONFIDENTIALITY AGREEMENT. Executive agrees to execute an Employee Confidentiality and Invention Agreement with Biotage, a copy of which is attached hereto as Exhibit A and incorporated herein by reference and made a part of this Agreement.

                         ARTICLE 7. RIGHT TO INFORMATION

         Executive is entitled to receive, upon the written request of Executive, such notices and other information with respect to any meetings of the Board of Directors of Biotage as are delivered to the Directors of Biotage; provided, however, that it is acknowledged and agreed by the parties hereto that Executive shall not by reason of this Agreement have access to any confidential information concerning the individual employees of Biotage.

                            ARTICLE 8. MISCELLANEOUS

         8.1. OBLIGATION OF SUCCESSORS. Any successor to substantially all of Biotage's assets and business, whether by merger, consolidation, purchase of assets or otherwise, shall succeed to the rights and obligations of Biotage hereunder.

         8.2. NOTICES. All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given

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to a party if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to such party at its address set forth above in the first paragraph or at such other address as either party hereto shall have designated by notice in writing to the other party.

         8.3. COMPLETE AGREEMENT; AMENDMENTS. This Agreement, including all Exhibits referred to herein and attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified or amended except in a writing signed by both parties.

         8.4. APPLICABLE LAW. This Agreement shall be considered to have been made in the United States, and shall be interpreted in accordance with the laws of the Commonwealth of Virginia, United States of America, and the parties hereby submit to the jurisdiction of the courts of that state.

         8.5. SEVERABILITY. If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, it shall not affect any other term or provision of this Agreement. If any provision in this Agreement shall be held to be excessively broad, it shall be construed by limiting it so as to be enforceable to the extent compatible with applicable law.

         8.6. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns and person representatives.

         8.7. ASSIGNMENT. Except as otherwise provided in Section 8.1, neither this Agreement nor any rights hereunder shall be assignable by any party hereto without the prior written consent of the other party.

         8.8. SURVIVAL. Articles 5 and 6 shall survive the termination of this Agreement for the periods of time indicated therein.

         8.9. CAPTIONS. Captions of sections have been added only for convenience and shall not be deemed to be a part of this Agreement.

         8.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

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         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.

                                                    BIOTAGE, INC.

                                                    By: /s/ Henry E. Blair
                                                        -----------------------
                                                    Title: Chairman

                                                    /s/ Robert Ladner
                                                    ---------------------------
                                                    Robert Ladner


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